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                                                                      EXHIBIT 99

                        NETWORK SIX GETS NEW BUSINESS,
                        OBTAINS NEW LINE OF CREDIT AND
                             CHANGES ITS AUDITORS


                                            Kenneth C. Kirsch, President and CEO
                                                                              or
                                           Dorothy M. Cipolla, CFO and Treasurer
                                                                January 12, 1998

Network Six, Inc. ("Network Six") of Warwick, Rhode Island announced that it has been awarded new contracts or contract extensions with several organizations.

Network Six received a contract with the U.S. Virgin Islands, Paternity and Child Support Enforcement Division, which is an extension of the contract Network Six signed in 1994 to transfer and modify an automated child support enforcement system. The State of Arizona extended the blanket contract, which Network Six was awarded in 1996, to provide information technology services to various state agencies in Arizona. The State of New Jersey recently selected Network Six to provide data processing services, also under a blanket agreement, for the Administrative Office of the Courts.

Network Six will assist MIM Corporation of Pearl River, New York in the application development of computer systems for their pharmaceutical benefits management business and will implement a new network and electronic messaging infrastructure for both the J. Arthur Trudeau Memorial Center and the Town of North Kingstown, Rhode Island.

Kenneth C. Kirsch, Network Six's President and CEO commented, "Our marketing plan calls for us to build our business by focusing on our core competencies in health and human services and expanding our software services to other public sector agencies and to the private sector. It also calls for us to continue to grow our Network Services Division rapidly. We are pleased to win this new business, all of which is consistent with our plan."

Network Six also announced that it has obtained a replacement $1.5 million line of credit from a commercial lender. Terms are similar to its current credit facility, which expires at the end of this month. Network Six also said that it has selected Sansiveri, Kimball & McNamee, LLP of Providence, Rhode Island for its audit and tax work replacing KPMG Peat Marwick, LLP.

Dorothy M. Cipolla, Network Six's CFO and Treasurer stated, "We're pleased with our new financing arrangement and are hopeful that we will be able to continue to expand our business."

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Network Six is a systems integrator for state health and human service agencies, providing information technology that enables states to become more efficient and effective. Network Six's systems encompass Health Care, Welfare, Child Welfare, Child Support Enforcement, Child Care, JOBS, and Medicaid Eligibility programs. Network Six also provides network and information technology services to the public and private sector. Network Six's stock is traded on the NASDAQ National Market under the symbol NWSS.